Exhibit 21.1
Subsidiaries of Registrant
As of December 31, 2017

Name	Jurisdiction of Incorporation
Benefit Plans Administrative Services, Inc.	New York
Benefit Plans Administrative Services, LLC	New York
BPAS Actuarial and Pension Services, LLC	New York
BPAS Trust Company of Puerto Rico	Puerto Rico
Brilie Corporation	New York
CBNA Preferred Funding Corp.	Delaware
CBNA Treasury Management Corporation	New York
CFSI Close-Out Corp.	New York
Community Bank, N.A.	Federally Chartered
Community Capital Trust IV	Delaware
Community Investment Services, Inc.	New York
Community Statutory Trust III	Connecticut
First of Jermyn Realty Company, Inc.	Pennsylvania
Global Trust Company, Inc.	Maine
Gordon B. Roberts Agency, LLC	New York
Hand Benefits & Trust Company	Texas
Hand Securities, Inc.	Texas
MBVT Statutory Trust I	Delaware
McMahon, Fenaroli & White, Inc.	New York
Northeast Retirement Services, LLC	Delaware
NOTCH Investment Fund, LLC	Vermont
Nottingham Advisors, Inc.	Delaware
OneGroup NY, Inc.	New York
Oneida Preferred Funding II, LLC	New York
The Carta Group, Inc.	New York
Town & Country Agency LLC	New York
Western Catskill Realty, LLC	New York
Workplace Health Solutions Inc.	New York